                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 12 )*


                               TRISTAR Corporation
                               -------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    778242107
                                 --------------
                                 (CUSIP Number)


        Cecil Schenker, P.C.; Akin, Gump, Strauss, Hauer & Feld, L.L.P.;
     1500 NationsBank Plaza; 300 Convent Street; San Antonio, Texas 78205;
  (210) 270-0825 and Kirit Sheth; P.O. Box 16758; Jebel Ali Free Zone; Dubai,
                  United Arab Emirates, Tel: 011-97-14-519-444
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                October 21, 1996
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box
|_|.

         Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

            Note: Six copies of this statement, including all exhibits, should be filed with the Commission.
         See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 1 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Mahendra Sheth
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |X|
                                                                                                                    (b) |_|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |_|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      India
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      80.9%
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 2 OF 19 PAGES
          ------------
----------------------                            -----------------------------


=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Shashikant Sheth
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |X|
                                                                                                                    (b) |_|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |X|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      India
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      80.9%
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 3 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kirit Sheth
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |X|
                                                                                                                    (b) |_|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |_|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      India
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      80.9%
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 4 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Jamnadas Sheth
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |X|
                                                                                                                    (b) |_|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |_|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      India
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      80.9%
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 5 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Jayesh Sheth
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |_|
                                                                                                                    (b) |X|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |X|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      England
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:                                    -0-

                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:                               -0-

-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 6 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Virendra Sheth
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |_|
                                                                                                                    (b) |X|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |X|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      USA
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:                                    -0-

                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:                               -0-

-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      -0-
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      IN
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 7 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Starion International Limited
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |X|
                                                                                                                    (b) |_|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |X|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      British Virgin Islands
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:  5,420,174 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:  5,420,174 shares,
                                                                includes 2,400,000 shares of capable of being acquired
                                                                through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,420,174 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      28.5%
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      OO
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 8 OF 19 PAGES
          ------------
----------------------                            -----------------------------

=============================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Transvit Manufacturing Corporation
-----------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                      (a) |X|
                                                                                                                    (b) |_|
-----------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
    4        SOURCE OF FUNDS*

                      Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                               |_|
             IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------------------------------------------------------------
    6        CITIZENSHIP OR PLACE OF ORGANIZATION

                      British Virgin Islands
-----------------------------------------------------------------------------------------------------------------------------
                    NUMBER OF                          7        SOLE VOTING POWER:                                      -0-
                     SHARES
                  BENEFICIALLY
                    OWNED BY
                      EACH
                    REPORTING
                     PERSON
                      WITH
                                                 ----------------------------------------------------------------------------
                                                       8        SHARED VOTING POWER:                       9,977,810 shares

                                                 ----------------------------------------------------------------------------
                                                       9        SOLE DISPOSITIVE POWER:                                 -0-

                                                 ----------------------------------------------------------------------------
                                                       10       SHARED DISPOSITIVE POWER:                  9,977,810 shares

-----------------------------------------------------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      9,977,810 shares
-----------------------------------------------------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                              |_|
             EXCLUDES CERTAIN SHARES*
-----------------------------------------------------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      60%
-----------------------------------------------------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

                      OO
=============================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 9 OF 19 PAGES
          ------------
----------------------                            -----------------------------

         This Amendment No. 12 to the Statement on Schedule 13D filed jointly by Mahendra Sheth, Shashikant Sheth, Kirit Sheth, and Jamnadas Sheth (collectively the "Core Sheth Families"), together with Starion International Limited ("Starion"), Transvit Manufacturing Corporation ("Transvit Manufacturing"), Jayesh Sheth, and Virendra Sheth (all of the foregoing referred to collectively as the "Reporting Persons") (the "Schedule 13D") pursuant to a joint filing agreement attached to this Amendment No. 12 as Exhibit 1, relates to the Common Stock of TRISTAR CORPORATION, formerly known as Ross Cosmetics Distribution Centers, Inc. (the "Issuer").

         The Schedule 13D is amended as follows:


ITEM 1.           SECURITY AND ISSUER.

         This amendment relates to the sale of 1,000,000 shares of the Issuer's common stock, $.01 par value, by the Core Sheth Families and Starion to Ibrahim Ahmed Al-Musbahi (the "Buyer"). Such common stock trades on the Nasdaq National Market. The name of the Issuer is Tristar Corporation and the address of the Issuer's principal executive office is 12500 San Pedro, Suite 500, San Antonio, Texas 78216.


ITEM 2.           IDENTITY AND BACKGROUND.

         No amendment.


ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not applicable.


ITEM 4.           PURPOSE OF THE TRANSACTION.

         On October 22, 1996, the Core Sheth Families and Starion sold to the Buyer 1,000,000 shares of the Issuer's common stock (the "Transaction"). Consideration for the Transaction is $4.75 million, consisting of (i) $2,000,000 of debt forgiveness of an affiliate of the Core Sheth Families and Starion; (ii) $2,400,000 in cash paid at the time of the sale on October 21, 1996; and (iii) a promise to pay the balance of $350,000 to the Core Sheth Families and Starion.




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 10 OF 19 PAGES
          ------------
----------------------                            -----------------------------

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         The following table sets forth the aggregate number and percentage of the outstanding Common Stock of the Issuer currently beneficially owned by the Reporting Persons.

Name                                       Sole                   Shared          Aggregate Share             Percentage
                                          Voting                  Voting            Beneficially              of Common
                                          Power                   Power                Owned                    Stock
-------------------------------------------------------------------------------------------------------------------------------
All Reporting Persons as                   -0-                   15,397,984           15,397,984                80.9
a Group

The Core Sheth Families                    -0-                   15,397,984           15,397,984                80.9

Transvit Manufacturing                     -0-                    9,977,810            9,977,810                60.0

Shashikant Sheth                           -0-                   15,397,984           15,397,984                80.9

Mahendra Sheth                             -0-                   15,397,984           15,397,984                80.9

Kirit Sheth                                -0-                   15,397,984           15,397,984                80.9

Jamnadas Sheth                             -0-                   15,397,984           15,397,984                80.9

Starion Int'l Ltd.                         -0-                    5,420,174            5,420,174                28.5

Jay Sheth                                  -0-                          -0-                  -0-                -0-

Viren Sheth                                -0-                          -0-                  -0-                -0-

         Except with regard to Transvit Manufacturing, Jay Sheth and Viren Sheth, each of the above figures reflects 2,400,000 shares capable of being acquired through the exercise of warrants.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The information set forth in Item 4 is incorporated by reference.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

         1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 12.



----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 11 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                           /s/ Kirit Sheth
                                                  ----------------------------
                                                  Kirit Sheth, Individually




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 12 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                           /s/ Jamnadas Sheth
                                                  ----------------------------
                                                  Jamnadas Sheth, Individually




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 13 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                          /s/ Mahendra Sheth
                                                 -----------------------------
                                                 Mahendra Sheth, Individually




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 14 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                        /s/ Shashikant Sheth
                                               ------------------------------
                                               Shashikant Sheth, Individually




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 15 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                           Starion International


                                                  By: /s/ Shashikant Sheth
                                                     -------------------------
                                                          Shashikant Sheth,

                                                  Title:   Director




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 16 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                          /s/ Virendra Sheth
                                                 ---------------------------
                                                 Virendra Sheth, Individually





----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 17 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                           /s/ Jayesh Sheth
                                                  ---------------------------
                                                  Jayesh Sheth, Individually




----------------------                            -----------------------------
TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 18 OF 19 PAGES
          ------------
----------------------                            -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  October 27, 1996                    Transvit Manufacturing Corporation


                                           By: /s/ Mahendra Sheth
                                              ----------------------------
                                                   Mahendra Sheth

                                           Title:   President




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TRISTAR CORPORATION                                SCHEDULE 13D
CUSIP NO.    778242107                             PAGE 19 OF 19 PAGES
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